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EXHIBIT 5

                        (Rutan & Tucker, LLP Letterhead)

                                  July 29, 2005

Overhill Farms, Inc.
2727 East Vernon Avenue
Vernon, California 90058

Ladies and Gentlemen:

         At your request, we have examined the form of registration statement on Form S-8 (the "Registration Statement") to be filed by Overhill Farms, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,350,000 shares of common stock, $0.01 par value per share, of the Company (the "Shares"). The Shares are to be sold by the Company upon the exercise of stock options granted or to be granted by the Company under its 2002 Employee Stock Option Plan and upon exercise of options or pursuant to awards granted or to be granted under the Company's 2005 Stock Plan. The Shares will be offered and sold pursuant to the Company's Registration Statement to be filed with the Commission.

         As counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined the originals, or copies certified to our satisfaction as being true copies, of those corporate records, certificates, documents and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinion expressed below. For these purposes, we have relied upon certificates provided by public officials and by officers of the Company as to certain factual matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of documents submitted to us as certified or photostatic copies, and the authenticity of the originals of the latter documents. We have also assumed that the Shares will be evidenced by appropriate certificates that have been properly executed and delivered.

         On the basis of the foregoing, and solely relying thereon, we are of the opinion that the Shares are duly authorized and, provided the Shares are issued, delivered and paid for in the manner and upon the terms contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

         This opinion is limited to Chapter 78 of the Nevada Revised Statutes ("Nevada Code"), including the statutory provisions of the Nevada Code, all applicable provisions of the Constitution of the State of Nevada and all reported judicial decisions interpreting these laws, and federal law, exclusive of state securities and blue sky laws, rules and regulations.

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the General Rules and Regulations of the Commission.

                                                     Respectfully submitted,

                                                     /s/ RUTAN & TUCKER, LLP